Exhibit 10.15
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
2007 NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY
2007 Base Salary and Option Grants. For fiscal 2007, the company’s principal executive officer, principal financial officer and each other named executive officer will receive the base salary set forth below (effective as of February 1, 2007), and has been granted an option to purchase the number of shares of company common stock set forth below. All options were granted under the company’s 2005 Stock Incentive Plan at an exercise price of $20.39 (equal to the “fair market value” of a share of common stock on the grant date), vest over a period of four years and have a term of seven years.

Name	Title	Base Salary	Options
Martin J. Emerson	President and Chief Executive Officer	$365,000	125,000

Ross A. Longhini	Executive Vice President and Chief Operating Officer	$310,000	50,000

Mark A. Heggestad(1)	Executive Vice President and Chief Financial Officer	$265,000	0

Lawrence W. Getlin	Senior Vice President, Compliance, Quality Systems and Legal	$247,000	25,000

John F. Nealon	Senior Vice President, Business Development	$241,000	25,000

(1)	Mark A. Heggestad joined the company as the Executive Vice President and Chief Financial Officer on December 18, 2006.
2007 Executive Variable Incentive Plan. Our executive officers participate in our 2007 Executive Variable Incentive Plan. The Compensation Committee (and the Board of Directors with respect to executive officers) established a target bonus for each participant in the plan. The plan provides for payment of a bonus based on achievement of net sales, net income and free cash flow objectives in the 2007 operating plan approved by the Board. The total bonus is weighted 50 percent for achieving the net sales objective, 30 percent for achieving the net income objective and 20 percent for achieving the free cash flow objective. The plan provides for payment beginning at 25 percent of target bonus for achieving 90 percent of the net sales and net income objectives, and bonuses for achieving these objectives are paid quarterly. The plan provides for payment beginning at 50 percent of target bonus for achieving 70 percent of the free cash flow objective, and the bonus for achieving this objective is paid annually. The bonus payable under the plan increases with percentage achievement relative to the objectives, and 100 percent of the target bonus is paid at 100 percent achievement of the plan objectives. The maximum bonus payable under the plan is 200 percent of the target bonus at 115 percent achievement of the net sales and net income plan objectives, and 130 percent of the free cash flow objective. The target bonus for 2007 for the company’s principal executive officer, principal financial officer and each other named executive officer is set forth in the table below.

Name	Title	Target Bonus
Martin J. Emerson	President and Chief Executive Officer	$255,500

Ross A. Longhini	Executive Vice President and Chief Operating Officer	$155,000

Mark A. Heggestad	Executive Vice President and Chief Financial Officer	$132,500

Lawrence W. Getlin	Senior Vice President, Compliance, Quality Systems and Legal	$98,800

John F. Nealon	Senior Vice President, Business Development	$108,450